                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[x]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          General Motors Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                        DEFINITIVE ADDITIONAL MATERIALS

     The following pages contain certain materials prepared by Institutional Shareholder Services (the "Proxy Analysis"). General Motors Corporation ("GM") may distribute copies of the Proxy Analysis to certain holders of GM $1-2/3 Common Stock and GM Class H Common Stock on or after December 5, 1997. Such Proxy Analysis relates to GM and a series of transactions proposed by GM involving Hughes Electronics Corporation (the "Hughes Transactions"), as more fully described in the solicitation statement/prospectus (the "Solicitation Statement/Prospectus") which forms a part of the Registration Statements on Form S-4 of General Motors Corporation, File No. 333-37215, and HE Holdings, Inc., File No. 333-37223. Please refer to the Solicitation Statement/Prospectus for additional information on the Hughes Transactions.

Institutional
Shareholder
Services/SM/
--------------------------------------------------------------------------------
Proxy Analysis:                                                   GENERAL MOTORS
                                                                           CORP.


  GM (NYSE)
  GMH (NYSE)

  Written Consent: January 18, 1998

  Record Date: October 15, 1997

  Security ID: 370442105 (CUSIP) 37044210 (CUSIP) 370442303 (CUSIP) 370442402
  (CUSIP) 370442501 (CUSIP) 370442600 (CUSIP) 370442709 (CUSIP) 3704422873
  (CUSIP) 2365837 (SEDOL) 2366733 (SEDOL) 2365804 (SEDOL)


--------------------------------------------------------------------------------
                                MEETING AGENDA
--------------------------------------------------------------------------------
Item      Code                         Proposals           Mgt. Rec.    ISS Rec.
--------------------------------------------------------------------------------
[ ]1     M0412       Approve Recapitalization Plan           For          FOR
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
General Motors Corp. . December 4, 1997                  (c) 1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255

Institutional
Shareholder
Services                                                                  Page 2
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               FINANCIAL SUMMARY
--------------------------------------------------------------------------------
INCOME STATEMENT SUMMARY ($ in millions except per share data)
--------------------------------------------------------------------------------

                                       1994         1995         1996       ACG*
                                       ----         ----         ----       ---
Total Net Sales and Revenues        $148,499.00  $160,272,00  $164,069.00   5.1%

Net Income                             4,901.00     6,881.00     4,963.00   0.6%

EPS (GM Primary)                           5.74         7.14         6.07   2.8%

Dividends per share (GM)                   0.80         1.10         1.60  41.4%

EPS (Class H Primary)                      2.62         2.77         2.88   4.8%

Dividends per share (Class H)              0.80         0.92         0.96   9.5%

Calendar year-end stock price (GM)  $     42.13  $     52.88  $    60.94**

Calendar year-end stock price       $     34.88  $     49.13  $    66.81**
(GMH)

Dividends paid since (GM):  1915

Dividends paid since (GMH): 1986

------------------------
* Annual Compound Growth
** Current Price
Fiscal Year Ended: December 31
Source: Company Annual Report

--------------------------------------------------------------------------------
PERFORMANCE SUMMARY
--------------------------------------------------------------------------------

                                                      1-Year    3-Year    5-Year
                                                      -----     -----     ------
Total shareholder returns, GM                          9.4%     20.4%     16.4%

Total shareholder returns, S&P 500                    28.6%     31.1%     20.1%

Total shareholder returns, S&P Automobiles Index      17.6%     20.5%     18.9%

Total shareholder returns, GMH                        24.1%     28.4%     25.9%

Total shareholder returns, Russell 1000 Index         29.5%     27.8%     17.0%

Total shareholder returns, Russell 1000 Technology    25.2%       NA        NA
Index

---------------------
Source: Bloomberg Business News, Dec. 1, 1997
--------------------------------------------------------------------------------

      BUSINESS: Manufacture of automobiles
      ACCOUNTANTS: Deloitte & Touche LLP

--------------------------------------------------------------------------------
General Motors Corp. . December 4, 1997                  (C) 1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255

Institutional
Shareholder
Services                                                                  Page 3
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         CORPORATE GOVERNANCE PROFILE
--------------------------------------------------------------------------------
GOVERNANCE PROVISIONS
================================================================================
Blank check preferred stock (Charter)

D&O liability protection for acts made in good faith (Charter, May 22, 1987)

Unequal voting (Charter)

Elimination of preemptive rights (Charter, May 22, 1981)

Antigreenmail provision (Bylaws)

Director term limits that provide for mandatory retirement at age 70

Confidential voting policy and independent inspectors of election


================================================================================
GOVERNANCE MILESTONES
================================================================================
Voluntary adoption of antigreenmail provision (1990)

Adoption of "lead director" principle when applicable

Outside directors meet three times annually in executive session

Adoption of officer stock ownership requirements (2.5 times to 3.5 times base salary)

Advanced distribution of agenda and business and financial information to directors

Comprehensive program to foster interaction between board and management

Policy requiring that the board comprise a majority of independent outsiders

Annual assessment of board and committee effectiveness

CEO must offer resignation from board in conjunction with resignation as CEO

Adoption and publication of 28-point Corporate Governance Guidelines

Adopted policy requiring directors be paid 35% in stock

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
General Motors Corp. . December 4, 1997                  (c) 1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255

Institutional
Shareholder
Services                                                                  Page 4
--------------------------------------------------------------------------------


================================================================================
SEVERANCE AGREEMENTS
================================================================================
Golden parachute executive severance agreements triggered by a change in control


================================================================================
STATE STATUTES: Delaware
================================================================================
Labor contract provision

Three-year freezeout provision


--------------------------------------------------------------------------------
General Motors Corp. . December 4, 1997                  (c) 1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255


Institutional
Shareholder
Services                                                                              Page 5
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                      DIRECTOR PROFILES
--------------------------------------------------------------------------------------------
          Name                Classification       Term Ends       Dir. Since       No Stock
============================================================================================
Anne L. Armstrong                   IO               1998             1977

Percy N. Barnevik                   IO               1998             1997

John H. Bryan                       IO               1998             1993

Thomas E. Everhart                  IO               1998             1989

Charles T. Fisher III               IO               1998             1972

George M. C. Fisher                 IO               1998             1997

J. Willard Marriott, Jr.            IO               1998             1989

Ann D. McLaughlin                   IO               1998             1990

Harry J. Pearce/1/                  I                1998             1996

Eckhard Pfeiffer                    IO               1998             1996

John G. Smale                       I                1998             1982

John F. Smith, Jr.                  I                1998             1990

Louis W. Sullivan                   IO               1998             1993

Dennis Weatherstone                 IO               1998             1986

Thomas H. Wyman                     IO               1998             1985

--------------------------------------------------------------------------------------------

Classified board:  No                                CEO as Chairman:  Yes

Current nominees:  None                              Retired CEO on board:  No

--------------------------------------------------------------------------------------------
General Motors Corp. . December 4, 1997                              (c) 1997, Institutional
Mark Brockway, Senior Analyst                                           Shareholder Services
                                                                         Phone: 301/718-2255

Institutional
Shareholder
Services                                                                                          Page 6
--------------------------------------------------------------------------------------------------------
                                       COMPOSITION OF COMMITTEES
--------------------------------------------------------------------------------------------------------

     Audit            Type     Compensation                  Type     Nominating                Type
--------------------------------------------------------------------------------------------------------
Anne L. Armstrong      IO      John H. Bryan                 IO       Anne L. Armstrong          IO

John H. Bryan          IO      J. Willard Marriott, Jr.      IO       Thomas E. Everhart         IO

Ann D. McLaughlin      IO      John G. Smale                 I        Charles T. Fisher III      IO

John G. Smale          I       Dennis Weatherstone           IO       J. Willard Marriott, Jr.   IO

Louis W. Sullivan      IO      Thomas H. Wyman               IO       John G. Smale              I

Dennis Weatherstone    IO                                             Thomas H. Wyman            IO

--------------------------------------------------------------------------------------------------------

Committee Name Assigned by Company:

Audit: Audit Committee
Compensation: Executive Compensation Committee
Nominating: Committee on Director Affairs


--------------------------------------------------------------------------------
General Motors Corp. .  December 4, 1997                 (c) 1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255

Institutional
Shareholder
Services                                                                  Page 7
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               CAPITAL STRUCTURE
--------------------------------------------------------------------------------
Capital Structure
--------------------------------------------------------------------------------
  Type of Shares       Votes per        Authorized Shares     Shares Outstanding
                         Share

Class H common               0.50               600,000,000          103,000,000

Common                       1.00             2,000,000,000          708,000,000
--------------------------------------------------------------------------------
Ownership Information
--------------------------------------------------------------------------------
Beneficial Owner                                              Total Voting Power

Officers & Directors                                                       0.82%

Institutions                                                              59.63%

----------------
Sources: Proxy Statement, CDA Investment Technologies
--------------------------------------------------------------------------------


Note: The company has two types of voting stock: $1-2/3 common ("common stock") and Class H common. Each share of common stock and each share of Class H common stock entitles its holder to one vote and 0.5 votes, respectively. The Class H stock is a "tracking stock," meaning the dividends on that stock are intended to track the financial performance of GM's Hughes Electronics subsidiary. The current tracking stock interest of the Class H shareholders in the earnings of Hughes Electronics is approximately 25.6 percent. The transactions described below require the approval of a majority of the common shares and a majority of the Class H common shares, voting as separate classes, in order to be consummated.

GM has set a target deadline of Dec. 16, 1997, for the receipt of written consents. Under Delaware law, GM has 60 days from the date of the earliest dated consent which is properly delivered to GM in which to obtain the requisite vote of its shareholders. According to the company's proxy solicitor, the earliest dated consent was Nov. 19, 1997. Thus, consents must be received by GM on or before Jan. 18, 1998, in order to be considered valid. However, GM may close the transactions at any time after it obtains the requisite vote, so long as such date is 20 business days after GM mailed the solicitation statement/prospectus, which occurred on Nov. 18, 1997. Thus GM has set the target deadlines as Dec. 16, 1997. Raytheon Co. has the right to terminate its merger agreement with Hughes Defense if the merger has not been consummated by Jan. 16, 1998.

--------------------------------------------------------------------------------
General Motors Corp. . December 4, 1997                  (c) 1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255

Institutional
Shareholder
Services                                                                  Page 8
--------------------------------------------------------------------------------

[_] Item 1: Approve Recapitalization Plan

    This proposal seeks shareholder approval of a complex series of transactions involving GM's Hughes Electronics subsidiary (the "Hughes Transactions"). Hughes Electronics has three primary businesses: aerospace and defense systems, automotive electronics, and telecommunications and space. For the year ended Dec. 31, 1996, total revenues were $15.9 billion and net earnings were $1.2 billion.

    As part of ISS's evaluation of this proposal, ISS met with Michael Smith, chairman and CEO of Hughes Electronics. Charles Noski, president of Hughes Electronics, Roxanne Austin, CFO of Hughes Electronics, and Warren Andersen of GM's Office of General Counsel.

    Transaction Terms

    Under the terms of GM's plan, the company will spin off the defense electronics business of Hughes Electronics to GM shareholders. Immediately after the spin-off is completed, the defense electronics business of Hughes ("Hughes Defense") will be merged with Raytheon Co. GM shareholders are not being asked to vote on the Raytheon merger, which has already been approved by Hughes Electronics as the sole shareholder of Hughes Defense. Unless GM shareholders approve the spin-off, the merger cannot occur.

    When Hughes Defense is merged with Raytheon, it will be permitted to have approximately $4.3 billion in debt (based on Raytheon's closing share price as of Nov. 7, 1997). Up to $4.0 billion of the proceeds of this debt will be provided to Hughes Telecom (the remaining business of Hughes Electronics after the transactions) for working capital purposes. Any proceeds in excess of $4.0 billion will made available to GM. Hughes Defense will retain liability for this debt in connection with the merger (and Class H shareholders will be compensated in Class A stock for about a quarter of such amount).

    Based on Raytheon's stock price as of Nov. 7, 1997, the value of the transaction with Raytheon is $9.5 billion, which consists of $5.2 billion in the combined company's stock to be held by GM shareholders and $4.3 billion in assumed debt. GM states that the terms of the Raytheon transaction provide for a substantial premium to the enterprise value of Hughes Defense.

    Approval by GM shareholders of the Hughes Transactions would permit the transfer of Delco Electronics, which is Hughes Electronics, automotive electronics business, from Hughes Electronics to GM. GM intends to integrate the Delco Electronics unit into its Delphi Automotive Systems division, which the board expects will allow Delphi to compete more effectively by offering more integrated automotive systems. Delco had 1996 sales of $5.6 billion and net income of $534.8 million.



--------------------------------------------------------------------------------
General Motors Corp. . December 4, 1997                  (c) 1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255

Institutional
Shareholder
Services                                                                  Page 9
--------------------------------------------------------------------------------

Under the terms of the spin-off, GM will spin off to its shareholders all of the Class A common shares of Hughes Defense, which will amount to 102,630,503 shares. The Raytheon merger is structured as a merger of Raytheon into Hughes Defense; Hughes Defense will issue Class B common shares to Raytheon shareholders in exchange for all of the outstanding Raytheon common shares. After the merger is closed, Hughes Defense (as the surviving company) will change its name to Raytheon Co. ("New Raytheon"). Hughes Defense and Raytheon have agreed that if their merger agreement is not consummated under certain circumstances, the terminating party will be required to pay the nonterminating party a $200 million fee.

After the merger with Raytheon is completed, GM shareholders will own about 30 percent of Raytheon's total outstanding common stock and will have an 80.1-percent voting interest with respect to the election and removal of Raytheon's directors. In all other respects separate class votes are required and there are provisions to prevent Class B shareholders from being disadvantaged in transactions, such as a change in control. The allocation of the Hughes Defense Class A shares between GM common shareholders and GM Class H shareholders will be determined by a formula which includes the average closing price of Raytheon's shares for the 30-day period ending five days prior to the closing of the Raytheon/Hughes Defense merger (the "Raytheon average closing price"). If this average closing price is between $44.42 and $54.29, the aggregate transaction value will be fixed at $9.5 billion, with the debt component dependent on the average closing price. If Raytheon's average closing price is above $54.29, the transaction value will be greater than $9.5 billion. Likewise, if the Raytheon average closing price is less than $44.42, the transaction value will be less than $9.5 billion. GM shareholders will receive disproportionate voting rights in director elections and removals in New Raytheon in order to preserve the tax-free nature of the transactions.

Currently, GM's Class H shareholders have approximately a 25.6-percent tracking stock interest in Delco's earnings. If the transfer of Delco is consummated, GM's common shareholders will hold the entire interest in Delco's earnings. In order to compensate GM's Class H shareholders for the transfer of Delco and other effects of the Hughes Transactions, GM has allocated the Class H shareholders a disproportionate interest in the Hughes Defense Class A shares in the spin-off. GM's Class H shareholders currently have a 25.6-percent tracking stock interest in Hughes Defense, while they will receive a greater percentage of the Hughes Defense Class A shares in the spin-off. The additional amount of Hughes Defense Class A common shares to be issued to the Class H shareholders will be equal to the value of $6.5 billion multiplied by the percentage amount of the GM Class H common shareholders' tracking stock interest in Hughes Electronics, plus an amount equal to the product of the Class H tracking interest in Hughes Electronics and the amount of any proceeds of any Hughes Defense debt made available to GM. Based on Raytheon's share price as of Nov. 7, 1997 ($51.00 per share) and the Class H shareholders' tracking stock interest in Hughes Electronics as of Sept. 30, 1997 (25.6 percent), Class H


--------------------------------------------------------------------------------
General Motors Corp. . December 4, 1997                  (c) 1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255

Institutional
Shareholder
Services                                                                 Page 10
--------------------------------------------------------------------------------

shareholders will receive 58.7 percent of the Class A common shares of Hughes Defense, and GM common shareholders will receive the remaining 41.3 percent.

As part of the spin-off of Hughes Defense, the GM certificate of incorporation will be amended to eliminate the possible application with respect to the Hughes Transactions of a provision which could provide for the conversion of all currently outstanding Class H common shares into common shares at a 120-percent exchange ratio. Hughes Electronics was created in 1985 when GM purchased Hughes Aircraft and combined it with Delco. The Class H shares were designed to track an interest in the earnings of Hughes Electronics. Pursuant to GM's certificate, upon a sale of "all or substantially all" of the assets of Hughes Aircraft, the Class H shares would convert into common shares at the 120-percent exchange ratio. It is uncertain if this provision to convert Class H shares into common shares would apply in connection with these transactions, since there is no clear definition as to what constitutes a sale of all or substantially all of the assets of Hughes Aircraft. For the purposes of this provision, Hughes Defense and Hughes Telecom would be considered to be the assets of Hughes Aircraft (i.e., Delco would not be included). On this basis, Hughes Defense represented approximately 60 percent of total revenues and approximately 72 percent of net income in 1996. In conversations with ISS, GM representatives stated their belief that the implied market valuation of Hughes Telecom is greater than that of Hughes Defense, primarily because of its growth potential. On a pro forma basis, Hughes Telecom's revenues have grown at an annual compound rate of 23 percent over the past three years.

GM shareholders do not have dissenter's rights with respect to the Hughes Transactions. Such rights would permit them to seek an appraisal of their shares in a court proceeding.

GM's Reasons for the Transactions

The primary impetus for the Hughes Transactions was the rapid consolidation in the defense industry. GM determined that the best course of action for the company would be to i) merge Hughes Defense with another defense company, ii) integrate Delco into Delphi, and iii) provide Hughes Telecom with additional capital to fund opportunities for growth. The Hughes Transactions will eliminate a significant portion of GM's annual charge against earnings of over $120 million for amortization of goodwill, which was created when Hughes Aircraft was originally acquired.

According to GM, this transaction will provide the Class H shareholders with premium valuations for Delco and Hughes Defense. Class H shareholders will retain their tracking interest in Hughes Telecom, which will be a "purer play" company that is well-funded for future growth. The transactions will also give the Class H shareholders "asset-based" New Raytheon shares, meaning that the Class A shares represent an equity interest in New Raytheon and not a tracking interest in a percentage of its earnings. GM also argues that the transactions provide for improved terms for the Class H shares (see below).

--------------------------------------------------------------------------------
General Motors Corp. . December 4, 1997                   (C)1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255

Institutional
Shareholder
Services                                                                 Page 11
--------------------------------------------------------------------------------

GM common shareholders are expected to benefit from the transactions through the combination of Delco and Delphi and the fact that any debt proceeds in excess of $4.0 billion will be made available to GM. Additionally, GM common shareholders should benefit through GM's ownership of the portion of the tracking interest in Hughes Telecom that will not be held by the Class H shareholders. GM shareholders will also receive a distribution of Class A shares in the merged defense company.

Both GM common and Class H shareholders will have an interest in New Raytheon after the merger. This company will be one of the largest defense electronic systems providers, with 1996 pro forma revenues of $20.5 billion. Raytheon expects to have market leadership positions in markets for engineering and construction of aircraft. Furthermore, the Raytheon/Hughes Defense merger will provide the combined company with significant opportunities to realize cost synergies.

If both the spin-off and the merger of Hughes Defense are not consummated, GM could lose the ability to spin off and merge Hughes Defense with another company without realizing a taxable gain for income tax purposes. Recently signed legislation limits the ability of companies to avoid triggering taxable income when they spin off a subsidiary to shareholders when there is a prearranged merger involving the spun off subsidiary.

Fairness Opinions

GM retained Merrill Lynch and Salomon to render fairness opinions to the board stating that the Hughes Transactions are fair to shareholders (both common and Class H) from a financial point of view. Among other types of analysis, Merrill Lynch and Salomon performed comparable companies analyses, comparable transactions analyses, and discounted cash flow analyses. Based on a comparable company analysis, Merrill Lynch and Salomon estimated the enterprise value of Hughes Defense to range from $6.2 billion to $7.2 billion and the equity value of Hughes Defense to range from $2.3 billion to $3.3 billion. Merrill Lynch and Salomon note that the total transaction value (assuming $3.9 billion of net debt) for the Raytheon merger compares favorably to the estimated enterprise values and estimated equity values for Hughes Defense. Based on a comparable company analysis for Delco, Merrill Lynch estimated Delco's value to range from $4.4 billion to $5.4 billion. Based on a comparable transaction analysis, Merrill Lynch estimated values for Delco in the range of $5.6 billion to $6.6 billion. Using discounted cash flow, Merrill Lynch estimated Delco's value on a stand alone basis to range from $3.6 billion to $4.7 billion, while estimated values for Delco after giving effect to the benefits expected to be derived from the combination of Delco and Delphi ranged from $5.3 billion to $7.0 billion. Salomon estimated Delco's value to range from $4.9 billion to $5.7 billion based on a comparable company analysis. Based on a discounted cash flow analysis, Salomon estimated Delco's value to range from $4.0 billion to $4.6 billion stand-alone and from $5.4 billion to $6.4 billion when giving effect to the benefits expected to be derived from the combination of

--------------------------------------------------------------------------------
General Motors Corp. . December 4, 1997                  (c) 1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255

Institutional
Shareholder
Services                                                                 Page 12
--------------------------------------------------------------------------------

Delco with Delphi. Merrill Lynch and Salomon have each provided financial advisory services to GM and Raytheon in the past and have been paid $10 million and $5 million, respectively. If the Hughes Transactions are consummated, Merrill Lynch and Salomon will receive additional fees of $10 million and $15 million, respectively.

Financial Summary

The following table lists historical and pro forma financial information for GM common shareholders. The pro forma data assume an exchange ratio in the Raytheon merger based on a share price for Raytheon of $51.00.

                                                                            Pro Forma
                                                                            ---------
                               Historical                    GM Common                      Raytheon
                               ----------                    ---------                      --------
Earnings per share:*             $ 6.07                       $ 5.91                         $0.16

Dividends per share:*            $ 1.60                       $ 1.60                         $0.05

Book value per share:**          $30.17                       $28.47                         $1.78

*For the year ended Dec. 31, 1996
**As of Sept. 30, 1997


The following table lists historical and pro forma financial information for GM Class H shareholders. The pro forma data assume an exchange ratio in the Raytheon merger based on a share price for Raytheon of $51.00.

                                                                            Pro Forma
                                                                            ---------
                               Historical                    GM Class H                     Raytheon
                               ----------                    ----------                     --------
Earnings per share:*             $ 2.88                        $ 0.33                        $ 1.56

Dividends per share:*            $ 0.96                        $ 0.00                        $ 0.47

Book value per share:**          $15.09                        $14.10                        $17.46

*For the year ended Dec. 31, 1996
**As of Sept. 30, 1997


Governance Issues

From a corporate governance perspective, we note that the Hughes Defense/Raytheon merger was unanimously approved by the board following arm's-length negotiations between GM/Hughes Electronics and Raytheon. The board also unanimously approved the Hughes Transactions. GM's Capital Stock Committee, which is comprised solely of independent directors and oversees transactions in which GM's two classes of stock may

--------------------------------------------------------------------------------
General Motors Corp. .  December 4, 1997                (c) 1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                            Phone: 301/718-2255

Institutional
Shareholder
Services                                                                 Page 13
--------------------------------------------------------------------------------

have differing interests, also approved the transactions. Also, GM's board formed the Hughes Defense Spin-Off Committee (which included both inside and independent directors) to oversee the process of negotiating what eventually became the Hughes Transactions. GM received a competing merger offer for Hughes Defense from Northrop Grumman Corp. Members of Hughes Electronics' senior management team recommended Raytheon as a merger partner over Northrop Grumman because of Raytheon's higher merger value and the absence of other significant differences between the two transactions.

GM's board believed that a recapitalization of the Class H shares into common shares at the 120-percent exchange ratio would not be beneficial to either class of shares. The board believes that such a recapitalization would cause substantial dilution to the common shares (including those which would be held by former Class H holders) and would prevent Class H shareholders from owning an investment focused on the businesses of Hughes Electronics. GM contends that since many class H shareholders would not want to be holders of GM common stock, there could be a significant sell-off of GM's common shares if a recapitalization were to occur, which could adversely affect the shares' market value.

New Class H shares

As part of the transactions, the existing Class H shares will be recapitalized into "New Class H" shares, which will have different rights. Currently, each GM Class H share generally entitles its holder to 0.5 vote. The New Class H shares will entitle their holders to 0.5 vote per share, subject to upward adjustment based on the relative market values of the common shares and the New Class H shares over a specified period following consummation of the transactions. As noted above, GM's certificate of incorporation provides for the conversion of Class H shares into common shares at a 120-percent exchange ratio i) at the discretion of the board, upon the satisfaction of certain requirements (including the payment of a certain level of dividends on the Class H shares over the preceding five years), or ii) automatically upon the disposition to a person other than GM of substantially all of the business of Hughes Aircraft (or its successors) or substantially all of the other business of Hughes Electronics (i.e., Delco). The New Class H shares will be convertible into common shares at the 120-percent exchange ratio i) at the board's discretion at any time after Dec. 31, 2002, or ii) automatically upon the sale or transfer of 80 percent or more of the value of the assets of Hughes Electronics. The 80-percent conversion threshold is in place at a number of companies with tracking stock capital structures in place. GM does not expect to pay cash dividends of $0.96 per share.

In connection with the designation of the terms of the New Class H shares, GM's board has adopted a new policy statement regarding the company's dual-class capital structure. The policy statement states that the board will resolve all material matters in which the two classes of stock may have differing interests in accordance with the best interests of GM

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General Motors Corp. . December 4, 1997                  (C), 1997 Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                            Phone:  301/718-2255
















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    and all of its shareholders. The statement provides that a process of fair dealing shall govern the interaction between GM and Hughes Electronics. The statement also provides that any transfer to or acquisition by GM of assets representing 33 percent or more of the value of Hughes Electronics shall require the approval of the Class H and common shareholders, voting as separate classes. Furthermore, the policy statement specifies that in the event of a transfer of Hughes Electronics assets to GM, GM will provide for the Class H shareholders to have an interest in such assets at least equal to the tracking interest held by the Class H shareholders at the time of the transfer. In the event of a distribution of Hughes Electronics assets to GM shareholders (common and Class H), the portion of such assets distributed to Class H shareholders shall be no less than the Class H tracking interest at the time of distribution.

    Class H Opposition

    Since the Hughes Transactions were announced in January 1997, nine lawsuits have been filed against GM and its board. These lawsuits have been consolidated into a single suit alleging that the board breached its fiduciary duties to shareholders in connection with agreeing to enter into the Hughes Transactions. The suit seeks to enjoin the company from consummating the Hughes Transactions or any other disposition of Hughes Defense which would not recapitalize the Class H shares into common shares at a 120-percent exchange ratio. The plaintiffs' request for expedited discovery and for the scheduling of a hearing on a motion for a preliminary injunction in the suit was recently denied by the Delaware court.

    Stonington Management Corp. is actively opposing the Hughes Transactions. Stonington is asking institutional shareholders of the Class H shares to vote against GM's written consent proposal (or to not return consents, which would have the same effect) on the grounds that GM is "attempting to renege on its basic deal with the Class H stockholders" and that "GM is trying to extort value from Class H for the benefit of the ordinary common" by transferring Hughes Defense without recapitalizing the Class H shares into common shares at the 120-percent exchange ratio.

    ISS spoke with Mark Brodsky of Stonington regarding the Hughes Transactions. Mr. Brodsky believes that GM is attempting to "misallocate the proceeds" of the Hughes Transactions among the common and Class H shareholders. Mr. Brodsky told ISS that there is no downside for the Class H shareholders in withholding consents or submitting consents against the proposal in the early part of the solicitation period, since shareholders may submit consents or change their vote by submitting new consents at any time before the consent deadline. Mr. Brodsky believes that since the Raytheon/Hughes Defense merger could not be recreated on a tax-free basis, there is no way that GM would allow the transaction not to be consummated. Mr. Brodsky contends that if enough Class H shareholders oppose the solicitation, GM would likely enhance the value of the consideration to be received by the Class H shareholders. Mr. Brodsky has suggested that

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General Motors Corp. . December 4, 1997                  (c) 1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255
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GM issue to Class H shareholders a contingent value right guaranteeing those shareholders additional consideration if the value of the equity received by the Class H shareholders in the Hughes Transactions is less than what they would receive if a recapitalization of the Class H into common at a 120-percent exchange ratio were to occur. Mr Brodsky also stated that GM could increase the Class H shareholders' interest in New Raytheon or Hughes Telecom in order to enhance the transactions.

GM's Warren Andersen told ISS that the transactions were structured so as to balance the interests of common and Class H shareholders. According to Mr. Andersen, GM could not unfairly increase the consideration to the Class H shareholders at the common shareholders' expense. Also, Mr. Andersen told ISS that changing the nature of the consideration to Class H shareholders would require the company to seek a new tax ruling from the IRS (which could perhaps be unattainable) or could cause the transaction to be subject to the recently signed legislation, either of which would entail delay, and that changing the form or amount of consideration would also require GM to obtain new fairness opinions from the financial advisors (which could cause delay) and file with the SEC and distribute to shareholders a supplement to the solicitation statement, which would result in substantial further delay before the transactions could be closed. Each of these requirements could potentially jeopardize the transactions as a closing would clearly go beyond the Jan. 16 date.

In a letter to certain Class H shareholders, Mr. Brodsky argues that the terms of the Class H shares will not be improved in the transactions and will in fact be adversely affected. He asserts that the terms of the New Class H shares would make the 120-percent conversion provision much less likely to go into effect. Under the terms of the New Class H shares, he asserts, GM could transfer 79 percent of Hughes Telecom without triggering the provision. Mr. Brodsky also points out that many of the supposed rights of the New Class H shares are contained in the board's new policy statement, which in the future may be changed much more easily that the company's charter. According to Mr. Brodsky, case law in Delaware has found that "all or substantially all" of a company's assets may consist of far less than 80 percent.


Conclusion

We believe that these transactions will benefit both common shareholders and Class H shareholders and that the GM board has provided for fair treatment of the holders of both classes of shares. With respect to the potential application of the 120-percent conversion ratio for the Class H shares, since GM's certificate does not define what is "all or substantially all" of Hughes Aircraft, it is not clear if the transactions could be found in a court of law to trigger the provision. In any event, we believe that these transactions should provide the Class H shares with long-term value in excess of what could be realized through a recapitalization of those shares into common shares.


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General Motors Corp.  .  December 4, 1997                 (c)1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255

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The transactions provide for Class H shareholders to receive an asset-based rather than a tracking interest in New Raytheon--which will have an improved market position in the defense industry after the merger--and a continuing interest in Hughes Telecom, which will have a substantial amount of capital to invest in its growing businesses. Also, the value accorded to Delco and "other factors" in the transactions of $6.5 billion are considered by most to be more than equitable. In addition, we agree with the board that a recapitalization of Class H shares into common shares could reduce the value of the common shares, including those that Class H shareholders would receive in such a recapitalization.

Because of the terms of the transactions, the expected strategic benefits, and the fairness opinions rendered by the company's financial advisors, we believe that this proposal warrants the support of GM's common and Class H shareholders.

We recommend a vote FOR Item 1.



                        ------------------------------

                             General Motors Corp.
                             3044 West Grand Blvd.
                         Detroit, Michigan  48202-3091
                                (313) 556-2044


Company Solicitor: Morrow & Co. (800) 634-4458

Shareholder Proposal Deadline:  December 16, 1997

This proxy analysis has not been submitted to, or received approval from, the Securities and Exchange Commission. While ISS exercised due care in compiling this analysis, we make no warranty, express or implied, regarding the accuracy, completeness, or usefulness of this information and assume no liability with respect to the consequences of relying on this information for investment or other purposes.

Endnotes

1. Mr. Pearce is listed as an executive officer of the company.
   Source: General Motors Corp. 1997 Proxy Statement, p. 15.


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General Motors Corp. .  December 4, 1997                (c) 1997, Institutional
Mark Brockway, Senior Analyst                               Shareholder Services
                                                            Phone: 301/718-2255